EXHIBIT 99.1

Press Release

For Immediate Release

KKR Finalizes Strategic Investment in WMI Holdings Corp.

SEATTLE, January 31, 2014 — WMI Holdings Corp. (OTC: WMIH) (“WMI” or the “Company”) today announced that KKR Management Holdings L.P. and KKR Fund Holdings L.P., subsidiaries of KKR & Co. L.P. (together with its affiliates, “KKR”), have finalized a strategic investment in the Company.

Michael Willingham, Chairman of the Company said, “We believe the investment in our company by KKR will enhance value for all shareholders of WMI Holdings. KKR has a history of investing across a wide range of asset classes and we look forward to working with the KKR team as we execute on our acquisition strategy.”

Tagar Olson, Member and Head of KKR’s Financial Services team stated, “We are pleased to finalize this investment and look forward to working with the Company as it continues to grow and diversify its platform. As a long-term aligned capital partner to the Company, we believe that KKR is well-positioned to help build shareholder value.”

On January 30, 2014, KKR (i) purchased approximately $11 million face amount of convertible preferred stock of the Company convertible into shares of common stock of the Company for a conversion price of $1.10 per share, and (ii) committed to purchase up to $150 million aggregate principal amount of subordinated 7.5% PIK notes, which may be issued in one or more tranches over a three year period, each with a seven year term from the date of initial issuance (the “Subordinated Notes”), subject to certain terms and conditions. Substantially all of the proceeds from the Subordinated Notes, if and when issued, would be used by the Company to fund future acquisitions. In connection with the commitment, KKR has received five-year warrants to purchase approximately 61.4 million shares of the Company’s common stock, 30.7 million of which has an exercise price of $1.32 per share and 30.7 million of which has an exercise price of $1.43 per share. KKR also has the right for three years to participate up to 50% in equity offerings up to an aggregate of $1 billion by the Company subject to certain limitations, including a cap on ownership by KKR of 42.5% of the Company’s common equity.

Blackstone Advisory Partners L.P. acted as financial advisor to the Company in connection with the transaction. Akin Gump Strauss Hauer & Feld LLP and Lane Powell PC are counsel to the Company. Simpson Thacher & Bartlett LLP is counsel to KKR.

About WMI Holdings

WMI Holdings Corp., formerly Washington Mutual, Inc., consists primarily of WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly owned subsidiary of the Company that is domiciled in Hawaii. The Company’s primary business is a legacy reinsurance business that is currently operated in runoff mode by WMMRC.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $90.2 billion in assets under management as of September 30, 2013. With offices around the world,

KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with fund investors through its client relationships and capital markets platform. KKR & Co. L.P. is publicly traded on the New York Stock Exchange (NYSE: KKR) and “KKR”, as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this report that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks are identified and discussed in the Company’s Form 10-K for the year ended December 31, 2012 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and we do not undertake to update any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports, which the Company has filed or will file from time to time with the Securities and Exchange Commission.

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Contact

Andrew Siegel / Aaron Palash / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449